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                                                                      Exhibit 12

                   GTE CALIFORNIA INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


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(Dollars in Millions)                                              Three Months Ended
                                                                     March 31, 2000
                                                                    -----------------
Net earnings available for fixed charges:
  Income from continuing operations                                 $           213.4
  Add - Income taxes                                                            148.6
      - Fixed charges                                                            40.3
                                                                    -----------------
Adjusted earnings                                                   $           402.3
                                                                    =================
Fixed charges:
  Interest expense                                                  $            36.8
  Portion of rent expense representing interest                                   3.5
                                                                    -----------------
Adjusted fixed charges                                              $            40.3
                                                                    =================

RATIO OF EARNINGS TO FIXED CHARGES                                               9.98
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